AMENDMENT NO. 11 TO ADMINISTRATION AGREEMENT

This AMENDMENT NO. 11, effective July 1, 2012, is made by and between Aston Funds (formerly, ABN AMRO Funds), a Delaware statutory trust (the “Trust”) and Aston Asset Management, LP (formerly, Aston Asset Management LLC), a Delaware limited partnership (the “Administrator”) (collectively, the “Parties”).

WHEREAS, the Parties are parties to that certain Administration Agreement dated June 17, 1999, and amended from time to time, wherein the Administrator agreed to provide certain administrative services to each series of the Trust (as amended, the “Agreement”); and

WHEREAS, pursuant to Section 6 of the Agreement, the Parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	All capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement, as amended hereby.

2.	Schedule B of the Agreement is hereby amended and restated in its entirety as set forth in Schedule B, attached hereto.

3.

Except to the extent modified by this Amendment, all of the terms of the Agreement shall remain in full force and effect. After the date hereof, all references in the Agreement to the terms “Agreement,” “herein” or words of similar effect shall be deemed to be references to the Agreement as amended by this Amendment. In the event of a conflict between the provisions of the Agreement and those of the Amendment, the Amendment shall control.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ASTON FUNDS

By:	/s/ Gerald Dillenburg
Name:	Gerald Dillenburg
Title:	Senior Vice President

ASTON ASSET MANAGEMENT, LP

By:	/s/ Kenneth Anderson
Name:	Kenneth Anderson
Title:	President

SCHEDULE B

FEE SCHEDULE

Each Fund will pay the Administrator on the first business day of each month a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

I.	ASSET BASED FEES:

.0437% of less than $7.4 billion of the aggregate average daily net assets of the Funds; and

.0412% of the Funds’ aggregate average daily net assets over $7.4 billion.

II.	MONTHLY BASE FEE:

The monthly base fee will be $1,000 per portfolio, excluding out-of-pocket expenses.

III.	OUT-OF-POCKET EXPENSES:

The Trust shall be responsible for all out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to, the following:

•	Financial typesetting services fees

•	Regulatory administration services fees (including the preparation and filing of regulatory filings for the Funds)

•	Postage costs related to the delivery of Board meeting materials and other materials to the Trust’s Board members and service providers (including overnight or other courier services)

•	Telecommunications charges (including fax) with respect to communications with the Trust’s trustees, officers and service providers

•	Duplicating charges with respect to filings with federal and state authorities and Board meeting materials

•	Compliance support services fees

•	Data repository and analytics suite access

•	Third party fair value accounting fees

•	Courier services

•	Pricing services

•	Forms and supplies for the preparation of Board meetings and other materials for the Trust by the Administrator

•	Vendor set-up charges for Blue Sky services

•	Customized programming charges

•	Travel expenses

•	SEC filings on EDGAR

•	Funds’ proxy voting recordkeeping and filing expenses

•	Third-party database charges for information used in reports to the Board including, but not limited to Lipper, Strategic Insight, Morningstar, and Simfund.

•	DataPath system charges

•	Training expenses

•	Other out of pocket expenses incurred by third party service providers on behalf of the Funds

•	Such other expenses as are agreed to by the Administrator and the Trust

IV.	IRA AND EDUCATION SAVINGS ACCOUNT ADMINISTRATIVE SERVICES

Shareholder Account Fees (currently at the rate of $15.00 per account per year and subject to waiver for shareholders with account balances greater than certain thresholds amounts), as described in the prospectus and statement of additional information.